UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 2, 2007

SmarTire Systems Inc.
(Exact name of registration as specified in its charter)

British Columbia, Canada	0-29248	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

#150 - 13151 Vanier Place Richmond, British Columbia, Canada	V6V 2J1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 276-9884

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Pursuant to the securities purchase agreement with Xentenial Holdings Limited dated January 23, 2007 and reported in a Form 8-K filed January 26, 2007, as amended by an amendment dated February 9, 2007 and reported in a Form 8-K filed February 15, 2007, we have sold a third convertible debenture to Xentenial Holdings Limited. This third convertible debenture is dated March 2, 2007, and is in the amount of $782,000.

Under the terms of this March 2, 2007 secured convertible debenture, we are required to repay principal, together with accrued interest calculated at an annual rate of ten percent (10%), on or before January 23, 2009. Interest may be paid either in cash or in shares of our common stock valued at the closing bid price on the trading day immediately prior to the date paid, at our option. Subject to a restriction describe below, all or any part of principal and interest due under the secured convertible debenture may be converted at any time at the option of the holder into shares of our common stock. The conversion price in effect on any conversion date shall be equal to the lesser of

(b)	$0.0573 or;

(b)	eighty percent (80%) of the lowest volume weighted average price of our common stock during the thirty (30) trading days immediately preceding the conversion date as quoted by Bloomberg, LP.

The conversion price is subject to adjustment in the event we issue any shares of our common stock (or any rights, options, warrants or securities convertible or exercisable into shares of our common stock) at a price per share less than the conversion price then in effect, in which event, subject to certain agreed exceptions, the conversion price will be reduced to the lower purchase price.

The secured convertible debenture contains a contractual restriction on beneficial share ownership. It provides that the holders may not convert the convertible debenture, or receive shares of our common stock as payment of interest, to the extent that the conversion or the receipt of the interest payment would result in such holder, together with its respective affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. This beneficial ownership limitation may be waived by the holder upon not less than 65 days’ notice to us.

On March 5, 2007, we amended our stock option agreements with 28 employees of our company, including the officers of our company listed below, in order to reprice an aggregate of 8,525,000 employee stock options to the market price for our common shares on the closing price for our common shares on the OTC Bulletin Board (last sale of the day), which was $0.035 per share.  The list below shows the name and title of the officers included in this repricing, as well as the original exercise price and the number of options that have been repriced for that officer:

                                                                Original    New    Number
                                                                                                                                                             Exercise   Exercise     of
                                                                        Price     Price    Options

David Warkentin  President and Chief Executive Officer          $.0.10       $0.035     1,600,000
                                                                  $0.116      $0.035    2,000,000

Jeff Finkelstein   Chief Financial Officer                      $.0.10     $0.035       600,000

Also on March 5, 2007, we amended our stock option agreements with 28 employees of our company, including the officers of our company listed below, in order to reprice an aggregate of 4,950,000 employee unvested options to $0.07 per share. The list below shows the name and title of the officer included in this repricing, as well as the original exercise price and the number of options that have been repriced for that officer:

                       Original      New     Number
                            Exercise     Exercise     of
                                      Price        Price     Options

Jeff Finkelstein   Chief Financial Officer                                $.0.10     $0.035     600,000

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Item 3.02  Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 9.01   Financial Statements and Exhibits.

(c)   Exhibits.

Exhibit Number   Description

9.1 Amended Securities Purchase Agreement dated March 2, 2007 by and between SmarTire Systems Inc. and Xentenial Holdings Limited
9.2 Convertible Debenture March 2, 2007 issued by SmarTire Systems Inc. to Xentenial Holdings Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SMARTIRE SYSTEMS INC.

Date: March 8, 2007  By: /s/ Jeff Finkelstein
                          Jeff Finkelstein
                          Chief Financial Officer